EX-5

                        [AHLERS, COONEY FIRM LETTERHEAD]


                                                                  June 16, 1998

Board of Directors
Casey's General Stores, Inc.
One Convenience Blvd.
Ankeny, Iowa   50021

         RE:      Registration Statement on Form S-8
                  Casey's General Stores, Inc. Non-Employee
                  Directors' Stock Option Plan

Ladies and Gentlemen:

     We have acted as counsel for Casey's General Stores, Inc., an Iowa corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed on June 16, 1998 with the Securities and Exchange Commission for the purpose of registering 200,000 shares of the Company's Common Stock, no par value (the "Shares") for issuance under the Casey's General Stores, Inc. Non-Employee Directors' Stock Option Plan (the "Plan").

     In our capacity as such counsel, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to express the opinions hereinafter set forth. On the basis thereof, we are of the opinion that:

     1. The Company has been duly incorporated and is legally existing as a corporation under the laws of the State of Iowa.

     2. When the Registration Statement becomes effective and the Shares have been issued and delivered as contemplated in the Plan, the Shares will be validly issued, fully paid and non-assessable.




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     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Registration Statement and to the use of our name under the heading "Interests of Named Experts and Counsel" in Part II of the Registration Statement.

                                          Respectfully submitted,



                                          /s/ William J. Noth
                                          -------------------
                                          William J. Noth
                                          FOR THE FIRM

WJN:dc
encl.

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